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GLOBETEL ANNOUNCES PLACEMENT WITH INSTITUTIONAL AND OTHER ACCREDITED INVESTORS

FORT LAUDERDALE, FL--(BUSINESS WIRE) -- May 10, 2005 - GlobeTel Communications Corp. (OTCBB: GTEL), today announced that it has raised an initial $2.358mm in investment from a group of accredited investors.

GlobeTel announced today that it has accepted Subscription Agreements by certain large institutional investors and other accredited investors. The funds will be used for general corporate purposes and will allow the company to further accelerate its operational growth objectives.

Timothy Huff, CEO of GlobeTel stated: "This is a very positive event for us. This investment was raised on a straight Common Stock purchase with a very small discount to the investors, which was based on the previous five days VWAP share price. We also provided to the investor's warrants to purchase, up to, 70% of their initial investment, at a price of 150% of the market price of our shares, which based on yesterday's close equals approximately .3838 per share. Assuming the exercise of the warrants, the total investment could be as much as $5.65mm"

Huff continued to say: "The access to capital to GlobeTel is becoming more and more favorable to a company of our size. We are extremely pleased to have some large institutions participate with us as shareholders. We further felt that while we did not need investment at this time that it was prudent for us to further strengthen our balance sheet, increase our cash positions which would allow us to continue the rapid expansion that we have been going through. We strongly feel that our move to the American Stock Exchange, which we announced in an earlier press release, will continue to open the doors to large funds and quality, long term investors, alike."

About GlobeTel

GlobeTel Communications Corporation is a diversified Telecommunications and Financial Services Company. GlobeTel Communications Corporation operates business units in Stored Value debit cards, as a certified MasterCard processor, the sale of Carrier grade VOIP of Long Distance to major Long Distance re-sellers, VOIP Technology and development, and high altitude airship research and development. These self contained business units were developed to operate independently of each other. The symbiotic relationship however, provides value to each of the other business units. This strategy offers GlobeTel financial diversity and risk mitigation while striving toward its operating objectives.

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Operating on a global basis, GlobeTel has, historically, focused its business development on markets outside of the United States. Current operations and business relationships exist in Asia, Europe, South America, Mexico and the Caribbean.

Additional information concerning other areas and topics of GTEL can be found on our web site at www.globetel.net.

Certain statements in this release constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Placement Act of 1995. The words "forecast", "project", "intend", "expect", "should", "would", and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (finance or operating) or achievements to differ from future results, performance (financing and operating) or achievements expressed or implied by such forward-looking statements. The above are more fully discussed in the Company's SEC filings.